Exhibit 99.1
NEWS RELEASE

February 23, 2006	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC
RADIO ONE, INC. REPORTS
FOURTH QUARTER RESULTS
Washington, DC: — Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported its results for the quarter ended December 31, 2005. Net broadcast revenue was approximately $91.2 million, an increase of 15% from the same period in 2004. Operating income was approximately $30.1 million, a decrease of 21% from the same period in 2004. Station operating income1 was approximately $43.7 million, a decrease of 6% from the same period in 2004. Net income applicable to common stockholders2 was approximately $9.5 million or $0.10 per diluted share, a decrease of 30% from the same period in 2004.
Alfred C. Liggins, III, Radio One’s CEO and President stated, “Our fourth quarter operating results were roughly in-line with the guidance we gave, which I feel good about, especially given the weakness experienced by the radio industry, which was down over 2% in the markets in which we operate. Going forward, we are hopeful that the radio industry will rebound in 2006, but at this point it is too early to tell. Given the uncertainty in the radio industry, we are very focused on diversifying our company into related businesses that will complement our core radio platform.”
Mr. Liggins continued, “To that end, TV One is performing exceptionally well and Reach Media has been a tremendous addition. Furthermore, earlier this month, Radio One and Reach Media launched the nation’s only African-American news/talk network, featuring Al Sharpton, Michael Eric Dyson and the Two Live Stews sports show out of Atlanta, Georgia. Later this year, you will hear more from us about our efforts to build a significant Internet business, as well as to create and acquire various types of urban content that can be monetized in a variety of ways. We believe that we have one of the most comprehensive and powerful portfolios of media and entertainment assets targeting the African-American market and we intend to use this market position to become the gateway for a vast offering of media and entertainment products and services for African-Americans throughout the United States.”
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PAGE 2 — RADIO ONE, INC. REPORTS FOURTH QUARTER RESULTS
RESULTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
	(in thousands)		(in thousands)
STATEMENT OF OPERATIONS DATA:

NET BROADCAST REVENUE	$91,208	$79,523	$371,134	$319,761

OPERATING EXPENSES:

Programming and technical (exclusive of non-cash compensation shown separately below)	19,824	12,403	70,326	52,554
Selling, general and administrative (exclusive of non-cash compensation shown separately below)	27,685	20,826	116,960	91,517
Corporate expenses (exclusive of non-cash compensation shown separately below)	6,447	4,241	22,587	15,049

Non-cash compensation	307	351	1,758	2,413

Depreciation and amortization	6,859	3,575	16,590	16,934

Total operating expenses	61,122	41,396	228,221	178,467

Operating income	30,086	38,127	142,913	141,294

INTEREST INCOME	522	587	1,428	2,524
INTEREST EXPENSE	16,911	10,139	63,011	39,611
OTHER (EXPENSE) INCOME, NET	(206)	(4)	(83)	17
EQUITY IN NET LOSS (GAIN) OF AFFILIATED COMPANY	641	(2,037)	1,846	3,905

Income before provision for income taxes and minority interest	12,850	30,608	79,401	100,319

PROVISION FOR INCOME TAXES	3,164	12,024	27,003	38,717

MINORITY INTEREST IN INCOME OF SUBSIDIARY	154	—	1,868	—

Net income	$9,532	$18,584	$50,530	$61,602

Preferred stock dividend	—	5,035	2,761	20,140

Net income applicable to common stockholders	$9,532	$13,549	$47,769	$41,462

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PAGE 3 — RADIO ONE, INC. REPORTS FOURTH QUARTER RESULTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
	(in thousands, except per share data)		(in thousands, except per share data)
PER SHARE DATA — basic:
Net income per share	$0.10	$0.18	$0.49	$0.59
Preferred dividends per share	—	0.05	0.03	0.19
Net income per share applicable to common stockholders	0.10	0.13	0.46	0.40

PER SHARE DATA — diluted:
Net income per share	$0.10	$0.18	$0.49	$0.58
Preferred dividends per share	—	0.05	0.03	0.19
Net income per share applicable to common stockholders	0.10	0.13	0.46	0.39

SELECTED OTHER DATA:
Station operating income	$43,699	$46,294	$183,848	$175,690
Station operating income margin (% of net revenue)	48%	58%	50%	55%
Station operating income reconciliation:
Net income	$9,532	$18,584	$50,530	$61,602
Plus: Depreciation and amortization	6,859	3,575	16,590	16,934
Plus: Corporate expenses	6,447	4,241	22,587	15,049
Plus: Non-cash compensation	307	351	1,758	2,413
Plus: Equity in net loss (gain) of affiliated company	641	(2,037)	1,846	3,905
Plus: Income taxes	3,164	12,024	27,003	38,717
Plus: Minority interest in income of subsidiary	154	—	1,868	—
Plus: Interest expense	16,911	10,139	63,011	39,611
Less: Interest income	522	587	1,428	2,524
Plus: Other expense (income)	206	4	83	(17)

Station operating income	$43,699	$46,294	$183,848	$175,690

Adjusted EBITDA[3]	$36,739	$41,698	$159,420	$158,245
Adjusted EBITDA reconciliation:
Net income	$9,532	$18,584	$50,530	$61,602
Plus: Depreciation and amortization	6,859	3,575	16,590	16,934
Plus: Provision for income taxes	3,164	12,024	27,003	38,717
Plus: Interest expense	16,911	10,139	63,011	39,611
Less: Interest income	522	587	1,428	2,524

EBITDA	35,944	43,735	155,706	154,340
Plus: Equity in net loss (gain) of affiliated company	641	(2,037)	1,846	3,905
Plus: Minority interest in income of subsidiary	154	—	1,868	—

Adjusted EBITDA	$36,739	$41,698	$159,420	$158,245

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PAGE 4 — RADIO ONE, INC. REPORTS FOURTH QUARTER RESULTS

Free cash flow[4]	$17,741	$22,224	$87,724	$91,584
Free cash flow reconciliation:
Net income	$9,532	$18,584	$50,530	$61,602
Plus: Contract termination charge, net of amortization	542	—	4,549	—
Plus: Depreciation and amortization	6,859	3,575	16,590	16,934
Plus: Non-cash compensation	307	351	1,758	2,413
Plus: Non-cash interest expense	511	429	4,171	1,702
Plus: Deferred tax provision	2,234	11,882	24,910	38,147
Plus: Equity in net loss (gain) of affiliated company	641	(2,037)	1,846	3,905
Plus: Minority interest in income of subsidiary	154	—	1,868	—
Less: Capital expenditures	3,039	5,525	15,737	12,979
Less: Preferred stock dividends	—	5,035	2,761	20,140

Free cash flow	$17,741	$22,224	$87,724	$91,584

Weighted average shares outstanding — basic[5]	100,387	105,000	103,750	104,953
Weighted average shares outstanding — diluted[6]	100,479	105,231	103,894	105,429

	December 31,	December 31,
	2005	2004
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$19,081	$10,391
Short term investments	—	10,000
Intangible assets, net	2,013,480	1,931,045
Total assets	2,319,725	2,111,141
Total debt (including current portion)	952,521	620,028
Total liabilities	1,296,331	782,696
Total stockholders’ equity	1,020,538	1,328,445
Minority interest in subsidiary	2,856	—

	Current Amount	Applicable Interest
	Outstanding	Rate (b)
	(in thousands)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures 6/16/2012)	$25,000	5.72%
Senior bank term debt (swap matures 6/16/2010)	25,000	5.52%
Senior bank term debt (swap matures 6/16/2008)	$25,000	5.38%
Senior bank term debt (swap matures 6/16/2007)	25,000	5.33%
Senior bank term debt (at variable rates) (a)	200,000	approximately 6.00%
Senior bank term debt (at variable rates) (a)	152,500	approximately 6.00%
8-7/8% senior subordinated notes (fixed rate)	300,000	8.88%
6-3/8% senior subordinated notes (fixed rate)	200,000	6.38%

(a)	Subject to rolling 90-day LIBOR plus a spread currently at 1.25% and incorporated into the rate set forth above. This tranche is not covered by swap agreements described in footnote (b).

(b)	Under its swap agreements, Radio One pays a fixed rate plus a spread based on the Company’s leverage, as defined in its credit agreement. As of December 31, 2005, that spread was 1.25% and is incorporated into the applicable interest rates set forth above.
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PAGE 5 — RADIO ONE, INC. REPORTS FOURTH QUARTER RESULTS
Net broadcast revenue increased to approximately $91.2 million for the quarter ended December 31, 2005 from approximately $79.5 million for the quarter ended December 31, 2004, or 15%. This increase resulted primarily from the acquisition of 51% of the common stock of Reach Media, Inc. (“Reach Media”). Excluding the 2005 fourth quarter operating results of Reach Media, net broadcast revenue grew 1% for the quarter ended December 31, 2005 compared to the same period in 2004. Radio One experienced net broadcast revenue declines in most markets given the overall industry revenue declines for the markets we operate in. These declines were partially offset by growth in our Charlotte, Houston, Philadelphia, Richmond and Minneapolis markets. Net broadcast revenue is reported net of agency commissions of approximately $11.8 million and $11.1 million for the quarters ended December 31, 2005 and 2004, respectively.
Operating expenses, excluding depreciation, amortization and non-cash compensation increased to approximately $54.0 million for the quarter ended December 31, 2005 from approximately $37.5 million for the quarter ended December 31, 2004, or 44%. This increase resulted primarily from the acquisition of 51% of Reach Media. Also contributing to the increase were expense reductions in the quarter ended December 31, 2004 due to (i) an approximate $3.4 million reimbursement from a vendor pursuant to a performance based agreement and (ii) an approximate $1.1 million reduction in music royalties expense associated with the radio industry’s settlement with the American Society of Composers, Authors and Publishers (“ASCAP”). To a lesser extent, the increase was also due to increased on-air talent expenses, additional contract labor and professional fees, and increased marketing and promotional expense. Excluding the operating results of Reach Media and the impact of the 2004 vendor reimbursement and the ASCAP settlement, operating expenses excluding depreciation, amortization and non-cash compensation for the quarter ended December 31, 2005 increased 5% compared to the quarter ended December 31, 2004.
Interest expense increased to approximately $16.9 million for the quarter ended December 31, 2005 from approximately $10.1 million for the quarter ended December 31, 2004, an increase of approximately $6.8 million, or 67%. The increase in interest expense during the quarter ended December 31, 2005 resulted from higher market interest rates as well as additional interest obligations associated with the additional borrowings to fund partially the February 2005 redemption of our 6-1/2% Convertible Preferred Remarketable Term Income Deferrable Equity Securities (“HIGH TIDES”) in an amount of approximately $309.8 million. Additional interest obligations were incurred from borrowings to fund partially our February 2005 acquisition of 51% of Reach Media.
Depreciation and amortization expense increased to approximately $6.9 million for the quarter ended December 31, 2005 from approximately $3.6 million for the quarter ended December 31, 2004, an increase of approximately $3.3 million, or 92%. The increase is due to approximately $3.6 million of amortization of certain intangibles associated with the preliminary purchase price allocation made during December 2005 for our acquisition of 51% of Reach Media.
Equity in net loss of affiliated company was $641,000 for the quarter ended December 31, 2005, compared to an equity gain on our investment of approximately $2.0 million for the quarter ended December 31, 2004. This change resulted primarily from the modification of our methodology for estimating our equity in the operating results of TV One during the quarter ended December 31, 2004, whereby we adjusted and reduced our previously recorded equity losses.
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PAGE 6 — RADIO ONE, INC. REPORTS FOURTH QUARTER RESULTS
Income before provision for income taxes and minority interest decreased to approximately $12.9 million for the quarter ended December 31, 2005 compared to income before provision for income taxes and minority interest of approximately $30.6 million for the quarter ended December 31, 2004, a decrease of approximately $17.8 million, or 58%. This decrease was due primarily to a decrease in operating income of approximately $8.0 million, a differential in the equity in net loss of affiliated company of approximately $2.7 million from the prior year’s equity gain and an increase in net interest expense of approximately $6.8 million, as described above.
Provision for income taxes decreased to approximately $3.2 million for the quarter ended December 31, 2005 compared to approximately $12.0 million for the quarter ended December 31, 2004, a decrease of approximately $8.9 million, or 74%. This decrease was due primarily to lower income before provision for income taxes and minority interest as described above, a refinement of our state tax analysis and a reduction to our Ohio tax liability due to a favorable change in that state’s tax law. Excluding the decrease to the provision for the Ohio tax law change, our effective tax rate as of December 31, 2005 was 39.8%, compared to 38.9% as of December 31, 2004.
Minority interest in income of subsidiary of $154,000 for the quarter ended December 31, 2005 reflects the minority stockholders’ interest in Reach Media’s 2005 fourth quarter net income resulting from our acquisition of 51% of Reach Media.
Net income decreased to approximately $9.5 million for the quarter ended December 31, 2005 from approximately $18.6 million for the quarter ended December 31, 2004, a decrease of approximately $9.1 million, or 49%. This decrease was due primarily to lower income before provision for income taxes and minority interest, partially offset by lower provision for income taxes for the quarter ended December 31, 2005.
Net income applicable to common stockholders decreased to approximately $9.5 million for the quarter ended December 31, 2005 from approximately $13.5 million for the quarter ended December 31, 2004, a decrease of approximately $4.0 million, or 30%. This decrease was due primarily to lower net income partially offset by preferred stock dividends of approximately $5.0 million paid in the quarter ended December 31, 2004 versus no preferred stock dividends paid in the quarter ended December 31, 2005 due to the February 2005 redemption of the HIGH TIDES.
Station operating income decreased to approximately $43.7 million for the quarter ended December 31, 2005, compared to approximately $46.3 million for the quarter ended December 31, 2004, or 6%. This decrease was due to (i) 2004 expense reductions for an approximate $3.4 million reimbursement from a vendor pursuant to a performance based agreement, (ii) an approximate $1.1 million reduction in music royalties expense associated with the industry’s settlement with ASCAP, and (iii) an approximate $1.2 million impairment charge at Reach Media associated with the Tom Joyner Television Show for the quarter ended December 31, 2005. Without these adjustments, station operating income would have increased 8% for the quarter ended December 31, 2005.
Other pertinent financial information for the fourth quarter of 2005 includes capital expenditures of approximately $3.0 million, compared to approximately $5.5 million for the fourth quarter of 2004. As of December 31, 2005, Radio One had total debt (net of cash balances) of approximately $933.4 million. During 2005, Radio One repurchased approximately 6.4 million shares of its common stock for approximately $77.7 million and ended the quarter with approximately 98.7 million shares outstanding.
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PAGE 7 — RADIO ONE, INC. REPORTS FOURTH QUARTER RESULTS
In September 2005, we announced an agreement to acquire the assets of WHHL-FM (formerly WRDA-FM), a radio station located in the St. Louis metropolitan area for approximately $20.0 million in cash. We began operating the station under a local marketing agreement on October 1, 2005, reformatted its programming, and consolidated it with our existing St. Louis operations. We expect to complete this acquisition during the second quarter of 2006.
The Company adopted Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”) Share-Based Payment on January 1, 2006 and anticipates that it will result in an increase in operating expenses in the range of approximately $11.0 to $13.0 million for the full-year of 2006. This increase does not include the potential expense impact of any stock options or similar equity instruments that might be granted during fiscal year 2006.
For the first quarter of 2006, inclusive of the results of Reach Media, Radio One expects to report net revenue growth in the mid-single digit percentage range and a station operating income decrease in the high single digit percentage range before taking into account the effect of FAS 123(R). Exclusive of the results of Reach Media, Radio One expects to report a net revenue decrease in the mid-single digit percentage range and a station operating income decrease in the mid-teens percentage range, before taking into account the effect of FAS 123(R).
Radio One will hold a conference call to discuss its results for the fourth quarter of 2005. This conference call is scheduled for Thursday, February 23, 2005 at 10:00 a.m. Eastern Time. Interested parties should call 1-612-332-0530 at least five minutes prior to the scheduled time of the call and provide the password “Radio One.” The conference call will be recorded and made available for replay from 1:30 p.m. Eastern Time the day of the call, until 11:59 p.m. Eastern Time the following day. Interested parties may listen to the recording by calling 1-320-365-3844; access code 816968. Access to live audio and replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven day period following the call.
Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2004 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Pro forma for announced acquisitions, Radio One owns and/or operates 70 radio stations located in 22 urban markets in the United States and reaches approximately 14 million listeners every week. Radio One also owns approximately 36% of TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One owns 51% of Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, a leading urban media personality, Syndication One (a joint venture with Reach Media), which syndicates the country’s only nationwide terrestrial radio African-American news/talk network, and programs “XM 169 The POWER” an African-American news/talk channel on XM Satellite Radio.
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PAGE 8 — RADIO ONE, INC. REPORTS FOURTH QUARTER RESULTS
Notes:
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K, 10-K/A and 10-Q and other filings with the Securities and Exchange Commission.

1 “Station operating income” consists of net income before depreciation and amortization, provision for income taxes, interest income, interest expense, equity in net loss of affiliated company, minority interest in income of subsidiary, other expense, corporate expenses and non-cash compensation expenses. Station operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless we believe station operating income is often a useful measure of a broadcasting company’s operating performance and is a significant basis used by our management to measure the operating performance of our stations within the various markets because station operating income provides helpful information about our results of operations apart from expenses associated with our physical plant, income taxes provision, investments, debt financings, overhead and non-cash compensation. Station operating income is frequently used as one of the bases for comparing businesses in our industry, although our measure of station operating income may not be comparable to similarly titled measures of other companies. Station operating income does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. A reconciliation of operating income to station operating income has been provided in this release.
2 Net income applicable to common stockholders is defined as net income minus preferred stock dividends, if any.
3 “Adjusted EBITDA” consists of net income plus (1) depreciation, amortization, provision for income taxes, interest expense, equity in net loss of affiliated company and minority interest in income of subsidiary and less (2) interest income. Net income before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. We believe Adjusted EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financings, our provision for income tax expense, as well as our equity in net (gain) loss of our affiliated company. Accordingly, we believe that Adjusted EBITDA provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant, capital structure or the results of our affiliated company. Adjusted EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to EBITDA and Adjusted EBITDA has been provided in this release.
4 “Free cash flow” consists of net income plus (1) non-cash contract termination charge, net of amortization, (2) depreciation, amortization, non-cash compensation, deferred income taxes, non-cash interest expense, non-cash loss on retirement of assets, minority interest in income of subsidiary and our share of the non-cash net (gain) loss of our affiliated company and less (3) capital expenditures and dividends on our outstanding preferred stock. Free cash flow is not a measure of financial performance under generally accepted accounting principles. We believe free cash flow is a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because free cash flow is a reasonable approximation of the amount of excess cash generated by the company’s operations that can be used for debt reduction, acquisitions, investments, potential common stock dividends and/or buybacks and other strategic initiatives outside of the immediate scope of the company’s operations. Free cash flow is frequently used as one of the bases for comparing businesses in our industry, although our measure of free cash flow may not be comparable to similarly titled measures of other companies. Free cash flow does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to free cash flow has been provided in this release.
5 For the three months ended December 31, 2005 and 2004, Radio One had 100,387,432 and 105,000,044 shares of common stock outstanding on a weighted average basis, respectively. For the twelve months ended December 31, 2005 and 2004, Radio One had 103,749,798 and 104,953,192 shares of common stock outstanding on a weighted average basis, respectively.
6 For the year ended December 31, 2005 and 2004, Radio One had 100,478,999 and 105,231,216 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options, respectively. For the twelve months ended December 31, 2005 and 2004, Radio One had 103,893,782 and 105,429,038 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options, respectively.
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